Exhibit 2.2

FOCUS STOCK PURCHASE AGREEMENT

This FOCUS STOCK PURCHASE AGREEMENT, dated November 18, 2003 (the “Agreement”), by and among SOHU.COM LIMITED, a company incorporated in the Cayman Islands, the registered office of which is situated at Walkers SPV Limited, Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman, Cayman Islands (the “Purchaser”), and ASIA B2B ONLINE, INC., a company incorporated in the Cayman Islands, the registered office of which is situated at M&C Corporate Services Limited, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies (the “Seller”), on the other hand.

W I T N E S S E T H:

WHEREAS, All Honest International Limited, a company incorporated in the British Virgin Islands under the International Business Companies Act, the registered office of which is situated at The Offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Center, Tortola, British Virgin Islands (the “Company”), is the owner of the website known as www.focus.cn and/or www.focus.com.cn (the “Website”); and

WHEREAS, the Seller beneficially owns all of the outstanding capital stock, share capital and equity securities of the Company (the “Share”); and

WHEREAS, the Seller has appointed Quality Asset International Limited as the nominee shareholder of record of the Share (the “Nominee”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Share for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Share

Section 1.1 Sale of Share. Subject to the terms and conditions of this Agreement, the Seller shall, at the Closing, sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser shall, at the Closing, purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Share. In furtherance of the foregoing, the Seller shall direct the Nominee at the Closing to Transfer record ownership of the Share to the Purchaser, and to execute one or more stock powers, endorsements or assignments as the Purchaser may reasonably request.

ARTICLE II

Purchase Price

Section 2.1 Payment at Closing. In consideration of the Transfer at the Closing to the Purchaser of the Share, at the Closing:

(a) Sohu.Com Inc., a Delaware corporation (the “Parent”) shall pay, directly or indirectly, to the Seller $11,023,971.00 in cash, of which: (1) $10,023,971.00 shall be paid to the Seller at the Closing by wire transfer of immediately available funds; and (2) $1,000,000.00 shall be paid into an interest-bearing escrow account established by the Purchaser to be released to the Seller 30 days after the Closing, subject to Section 11.15 (the “Escrow Cash”); and

(b) Parent shall issue a total of 57,687 shares of the Parent’s Common Stock, $0.001 par value (the “Parent Shares”), to the Seller at the Closing. Such number of shares equals $2,015,980.00 of Parent Share value, based on an attributed Parent Share stock price of $34.947 per share.

The Purchaser shall have no responsibility or liability with respect to the Seller’s distribution of the consideration, it being acknowledged and agreed that the Seller shall have sole responsibility and liability with respect to the same.

In addition to the foregoing, the Purchaser is providing additional consideration with respect to the Transfer of the Shares by agreeing that certain Liabilities of the Company, including those under the Incentive Plan pursuant to Section 8.9, shall be Approved Liabilities of the Company following Closing pursuant to Section 4.1.

It is the intent of the parties that the aggregate consideration of cash and Parent Shares payable under this Section 2.1 and the Incentive Plan total $16,000,000 in the aggregate (subject to rounding adjustments up to 1%), based on, in the case of Parent Shares, a value of $34.947 per share.

The Parent Shares issued and delivered to the Seller as aforesaid will be issued pursuant to Regulation S under the United States Securities Act of 1933 (“Securities Act”) and are therefore may not be sold or transferred until such Parent Shares are registered under the Securities Act or such sale or transfer is otherwise exempt from such registration. The Seller represents and warrants to the Purchaser that it will abide by and comply with all applicable restrictions on transfer of the Purchaser Parent Shares, whether under the Securities Act or otherwise.

Section 2.3 Offset Right. Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to offset, against any consideration otherwise payable to the Seller pursuant to Section 2.1, any amount which the Seller may owe to the Purchaser pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, the Purchaser shall be entitled to reduce the cash payments otherwise payable at the Closing by an amount equal to the aggregate amount due and payable by the Company or the Seller to the Purchaser on account of the Company’s post-Closing performance of certain Approved Commitments.

ARTICLE III

Closing

Section 3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall be held in Beijing, China, on the Closing Date, and shall be effective as of 12:01 a.m. local time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously. As used herein, the term “Closing Date” shall mean the date which is not more than two Business Days after all of the Closing Conditions have been satisfied (or waived in writing by the Purchaser), provided that the Closing Date shall not be later than December 15, 2003.

Section 3.2 Documents of Conveyance, Etc. The Seller and the Purchaser shall deliver to each other at the Closing such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as are set forth on Schedule 3.2 hereto (collectively with this Agreement, the “Closing Documents”). Each party further agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’s right, title and interest in and to the Share.

ARTICLE IV

Seller’s Retention and Assumption of Liabilities

Section 4.1 Approved Liabilities. The Purchaser and the Seller agree that it is their mutual intent and desire that the only Liabilities of the Company as of Closing be those expressly described and itemized on Schedule 4.1 (collectively, the “Approved Liabilities”). As used herein, the term “Liabilities” means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or liquidated or unliquidated.

Section 4.2 Unapproved Liabilities. Notwithstanding anything contained in this Agreement or the Schedules hereto, or any other Closing Document, to the contrary, the Seller covenants to pay, perform and discharge, and guarantees the payment, performance and discharge of, the Unapproved Liabilities in accordance with their respective terms. The term “Unapproved Liabilities”, as used herein, shall mean any and all Liabilities of the Company which are not specifically listed on Schedule 4.1 or which exceed the amounts of such Liabilities as listed on Schedule 4.1. In addition, as to any Liability listed on Schedule 4.1 as an Approved Liability arising under any Commitment, such Liability shall constitute an Approved Liability under such Commitment only to the extent arising from and after Closing in accordance with the terms of such Commitment, and all other Liabilities of the Company under such Commitment, including without limitation any Liabilities relating to any breach of such Commitment prior to Closing, shall constitute Unapproved Liabilities.

ARTICLE V

Representations and Warranties by the Seller

Section 5.1 Representations and Warranties. The Seller hereby makes the following representations and warranties to the Purchaser (except as set forth, with respect to any subsection of this Section 5.1, on the correspondingly numbered Disclosure Schedule accompanying this Agreement). Unless specified herein, disclosure made in the Disclosure Schedule with respect to one section or this Article V shall be deemed made as to any other sections of this Article V where it is reasonably clear, upon a reading of the disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

(a) Corporate Existence and Qualification of Company; Due Execution, Etc.

(i) The Company is a corporation duly incorporated, validly existing and subsisting under the Laws of the British Virgin Islands under the International Business Companies Act and has the requisite corporate power and authority to own, lease or otherwise hold the Assets and to carry on the Business as conducted through the Closing Date. The Company has no subsidiaries.

(ii) The Seller is a company duly formed, validly existing and subsisting under the Laws of the Cayman Islands and has the requisite company power and authority to conduct its business as conducted through the Closing Date. The Seller has all requisite power and authority to execute, deliver and perform this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Assuming the due execution of this Agreement and the Closing Documents by the Purchaser and the Parent, this Agreement and the Closing Documents to which the Seller is a party constitute valid and binding obligations of the Seller and enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iii) The authorized capital stock of the Company consists solely of one (1) share of Common Stock, $ 1.00 par value. The Share constitutes all of the issued and outstanding capital stock of the Company. The Share was duly authorized and validly issued and is fully paid and non-assessable, and is not subject to any preemptive rights. There are no outstanding securities or share capital of the Company other than the Share and there are no outstanding rights or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any shares of capital stock. The Seller is not entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of the Seller’s ownership of the Share on or before the date hereof.

(iv) The Seller is the sole beneficial owner of the Share, and the Nominee is the sole shareholder of record of the Share, in each case free and clear of any Lien and with all rights to vote and transfer such Share without any restrictions, except as provided in the Trustee

Service Agreement. The Seller has sole and absolute authority and power to direct the Nominee to Transfer the record ownership of the Shares to the Purchaser pursuant to this Agreement.

(b) No Violation.

(i) Neither the execution and delivery by the Seller of this Agreement or the Closing Documents to be executed by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby: (1) violates any Law applicable to the Seller or the Company; (2) violates any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to the Seller or the Company; (3) conflicts with, or results in a breach of or default under, the Memorandum and Articles of Association of the Company (or the organizational documents of the Seller); or (4) results in the imposition of any Lien (as defined below) on any of the Assets (as defined below) or the Share. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Seller or the Company or the Business in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Seller of the transactions contemplated hereby or thereby, including without limitation the Transfer of the Share.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

(ii) The execution, delivery and performance by the Seller of this Agreement and the other Closing Documents, and the consummation of the transactions hereunder and thereunder, including without limitation the Transfer of the Share to the Purchaser, will not create a default by the Company under, or give any Governmental Entity or other third party the right to terminate or accelerate any Commitment; any permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, “Licenses”).

(c) Absence of Certain Transactions. Since September 1, 2003: (i) the Business has been operated by Company or Predecessor Companies only in the ordinary course, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes); and (ii) there has been no Material Adverse Effect.

(d) Material Contracts and Obligations.

(i) The Seller, the Company or the Predecessor Companies have made available to the Purchaser true and correct copies of all Approved Commitments which are in written form and any amendments thereto. Each such Approved Commitment which is material to the operation of the Business is listed on Part I of Schedule 5.1(d), will be in full force and effect immediately following the Transfer of the Share at the Closing and represents the valid and binding obligation of the Company and to the knowledge of the Company, the other parties thereto. No Unapproved Commitment (as defined below) is material to the operation of the Business.

(ii) With respect to each Approved Commitment to which the Company is a party, the Company, each Predecessor Company and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and neither the Company nor any Predecessor Company is (with or without the lapse of time or the giving of notice, or both) in default under any such Approved Commitment (other than a default under any Approved Commitment which is not material to the Business and which default will not result in a Material Adverse Effect) and, as of the date hereof, neither the Company nor any Predecessor Company has received any notice of any default (whether monetary or nonmonetary) or termination of any such Approved Commitment from any other party thereto.

(iii) Schedule 5.1(D) sets forth, under the heading “Licenses,” all Licenses currently held by the Company and such Licenses constitute all of the Licenses required for the conduct of the Business as conducted prior to the Closing Date except for such Licenses which are not material to the Business and which the failure to possess will not result in a Material Adverse Effect. Neither the Company nor any Predecessor Company has received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a “Legal Proceeding”) nor, to the knowledge of the Seller, has any such claim, action, suit, proceeding or investigation been threatened, to revoke, suspend or limit the rights of the Company or any Predecessor Company under any of its Licenses, and the Company is in compliance in all material respects with each of its Licenses.

(iv) Without limiting the generality of the foregoing, Part I of Schedule 5.1(d) accurately lists, each Approved Commitment, whether written or oral and including all amendments thereto, to which any Business Entity is a party of the types described below, and Part II of Schedule 5.1(d) accurately lists each Commitment which is not an Approved Commitment (an “Unapproved Commitment”), whether written or oral and including all amendments thereto, in each case to which the Company or either Predecessor Companies (with respect to the Business) is a party of the following types:

(a) any employment, severance or consulting Commitment with any employee or former employee; (b) any Commitment relating to acquisition or construction of fixed assets requiring aggregate future payments or expenditures in excess of $10,000 in total; (c) any Commitment under which any Business Entity is a lessee or lessor of real or personal property (excluding any such Commitment under any Business Entity is a lessee of personal property and which requires less than $5,000 in annual payments and $10,000 in total payments by the Company); (d) any Commitment pursuant to any Business Entity has acquired licensee or other user rights in any software or other Intellectual Property; or (e) any other Commitment which (i) involves aggregate future payments by or any Business Entity in excess of $10,000, (ii) would reasonably be expected to result in a Material Adverse Effect, (iii) has been entered into with an Affiliate any Business Entity or (iv) is otherwise material any Business Entity or the conduct of the Business.

Notwithstanding anything herein to the contrary, no Business Entity has any Commitments: (a) relating to cleanup, abatement or other actions in connection with any environmental condition;

(b) granting to any person a first-refusal, first-offer or other right to purchase or acquire any Assets; (c) with respect to Intellectual Property which requires future payments to or any Business Entity, except as routine maintenance; (d) under which commissions are payable and which is not terminable without penalty on 30 days’ or less prior notice; (e) under which any Business Entity is or has agreed to become a joint venturer or partner; (f) granting a power of attorney binding upon any Business Entity; (g) with respect to letters of credit, surety or other bonds or pursuant to which any assets or properties of any Business Entity are, or are to be, subjected to a Lien; (h) limiting or restricting the ability of any Business Entity to enter into or engage in any market or line of business; or (i) relating to any borrowing, or any full or partial guarantee or similar Liability in respect of any Liability of any person or entity other than any Business Entity.

As used herein, the term “Business Entity” means (a) the Company and (b) each Predecessor Company, in the case of this clause (b), with respect to the Business.

(e) Title to Assets. Schedule 5.1(e) sets forth substantially all of the tangible assets owned, leased or held by the Company. Except as set forth on Schedule 5.1(e), the Company has good and marketable title to all fixed assets described in such Schedule as being owned by the Company and all other Assets, free and clear of all Liens. Each material fixed asset of the Company, and all Assets in the aggregate, are in reasonable operating condition, normal wear and tear excepted.

(f) Intellectual Property. (i) Set forth on Schedule 5.1(f) is a list of all Intellectual Property which is material to the Business. The Company has all rights to use all Intellectual Property in all areas in which it conducts business, including without limitation such names, in the manner used by the Company in the operation of the Business, and such usage does not infringe on the rights of any other party. The Company has undertaken all commercially reasonable efforts to protect from unauthorized usage or disclosure all Intellectual Property. Except as disclosed in Schedule 5.1(f), neither the Company nor any Predecessor Company has experienced any shutdown, disruption, system failure, problems of a material nature or other similar events with respect to any software or other Intellectual Property used in the operation of the Business that have disrupted its operation or have had or are reasonably expected to have a Material Adverse Effect.

(ii) The Company owns and has good and marketable title to the Website, and all Website data bases free and clear of all Liens, and has not made copies of, or otherwise disclosed to any party, any Website database or portion thereof, and without limiting the foregoing owns and has good and marketable title to, all domain names used by the Company or the Predecessor Company in connection with the Website, including www.focus.com.cn, www.focus.cn, house.focus.cn, and home.focus.cn (all of the foregoing, the “Website Domain Names”) in each case free and clear from all Liens.

(g) Litigation. Except as set forth on Schedule 5.1(g), there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Company, any Predecessor Company, or the Seller or any predecessors or Affiliates of the Company including, without limitation, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document.

(h) Compliance With Laws. The Company is not in default with respect to any Order and the Business is operated and has been operated in all material respects in compliance with all applicable Laws, including without limitation any and all Laws relating to the protection or cleanup of the environment or to the generation, storage or transportation of hazardous materials.

(i) Employee Benefits. Schedule 5.1(i) accurately lists all of the employees employed by the Company or any of its Affiliates in connection with the Business and all Benefit Arrangements (as defined below). All Benefit Arrangements have been operated and administered in all material respects in accordance with its provisions and in compliance with the requirements prescribed by any and all Laws. No Person is or may become entitled to post-employment or severance benefits or payments of any kind, or any other non-pension benefits, by reason of their employment by the Company or any Company Affiliate in connection with the Business or termination of such employment, or the consummation of the transactions contemplated hereby. All employment contracts between any Person and the Company or any Company Affiliate in connection with the Business are listed on Schedule 5.1(d).

As used herein, the term “Benefit Arrangements” means all material employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries which are or have been provided or offered to any Person by the Company or any Affiliate in connection with the Business, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts.

(j) Labor Relations. The Company is not party to or subject to any collective bargaining or similar agreements. The Company has no contracts of employment with any Company employee other than as contemplated by this Agreement or as listed in Schedule 5.1(i). There are to the knowledge of the Seller, and have been, no strikes or work slowdowns pending or, to the knowledge of the Seller, threatened, against or affecting the Business. Neither the Company nor any Predecessor Company is currently a party to, and, to the knowledge of the Seller, neither the Company nor any Predecessor Company is now threatened with, any Legal Proceeding by any Company employee or former employee arising out of employment by Company or any Predecessor Company in connection with the Business, including without limitation any such Legal Proceeding or other proceeding for unlawful employment practices or discrimination in employment. To the knowledge of the Seller, no union organizational campaign is or has been pending or instituted with respect to the employees of the Business.

(k) Taxes. Except as specifically disclosed on Schedule 5.1(k):

(i) All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by the Company or any Predecessor Company have been filed on a timely basis under the Laws of each applicable jurisdiction. All such Tax Returns were complete and accurate as filed in all respects. All Taxes shown as owing on each such Tax Return and all other

Taxes owed by the Company or the Predecessor Company have been paid when due. Neither the Company nor any Predecessor Company has executed or filed with any taxing authority or other Governmental Entity any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Business or the Assets. No claim for assessment or collection of Taxes relating to or otherwise affecting the Company, any Predecessor Company, the Business or the Assets is currently pending or, to the Seller’s knowledge, has been asserted against the Company or any Predecessor Company. Neither the Company nor any Predecessor Company is a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting the Company, any Predecessor Company, the Business or the Assets.

(ii) No waivers of statutes of limitation in respect of any Tax Returns relating to or otherwise affecting the Company, any Predecessor Company, the Business or the Assets have been given or requested by the Company or any Predecessor Company, nor has the Company or any Predecessor Company agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Company, any Predecessor Company, the Business or the Assets. No claim has been made at any time by a Governmental Entity in a jurisdiction where the Company or any Predecessor Company does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction relating to or otherwise affecting the Company, any Predecessor Company, the Business or the Assets, nor does the Seller have knowledge that any such assertion of jurisdiction is threatened. No Liens have been imposed upon or asserted against any of the Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax. No ruling with respect to Taxes has been requested by or on behalf of the Company or any Predecessor Company with respect to the Company, any Predecessor Company the Business or any Assets. There is no claim or dispute concerning any Tax liability of the Company or any Predecessor Company either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Seller has any knowledge.

(iii) Neither the Company nor any Predecessor Company has entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party. The Company, each Predecessor Company and all of their respective Affiliates have withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. None of the Assets have in the past been held, and none of the Assets were immediately prior to Closing held, in an arrangement for which Tax Returns as a partnership have been or may be filed.

(l) Assets Necessary to Conduct Business. The Assets comprise all of the assets necessary for the Company to operate the Business. No Predecessor Company or any other Person owns or holds any assets or properties used in the Business. The Company has acquired the Business and the Assets from the Predecessor Companies, and the Business is the only business that has been engaged in by the Company.

(m) Solvency. As of the date of this Agreement and taking into account the transactions contemplated hereby and the intended or otherwise anticipated disposition of the proceeds thereof, (i) the aggregate fair market value of the Seller’s assets is greater than the Seller’s Liabilities; (ii) the Seller is able to pay its existing debts as they become due in the ordinary course, and (iii) is not otherwise “insolvent” as that term may be used under applicable Laws.

(n) Brokers’ Fees. Neither the Company nor any Predecessor Company nor the Seller has made any agreement or taken any other action which will cause the Purchaser or the Company to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement.

(o) Disclosure. No information provided by or on behalf of the Seller in any Closing Document furnished or to be furnished at or after the Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE VI

Representations and Warranties of the Purchaser

Section 6.1 Representations and Warranties. The Purchaser represents and warrants to the Seller that:

(a) Existence and Qualification of Parent and The Purchaser; Due Execution, Etc. The Purchaser is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, USA. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Seller, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(b) No Violation. Neither the execution or delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Order applicable to the Purchaser; or (ii) results or will result in a breach of or default under the charter documents or bylaws of the Purchaser. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Closing Documents to which it is a party, except where the failure to obtain or make any of the foregoing would not have a material adverse effect on the Purchaser’s ability to consummate its obligations pursuant to this Agreement or such Closing Documents.

(c) SEC Filings. Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Parent with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including all forms, reports and documents filed by Parent with the SEC after the date hereof and prior to the Closing, (i) were and, in the case of Parent SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

(d) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports, including any Parent SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows of Parent and its subsidiaries for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate.

ARTICLE VII

Post Closing Covenants

Section 7.1 Books and Records; Personnel. The Seller will not dispose of or destroy those business records of the Business or primarily relating to the Business which are not delivered to the Purchaser at Closing for two years (or, if longer, the period required by applicable Laws), and will provide the Purchaser with access to review and copy, at Purchaser’s expense, any such records during such period, provided, however, that the Seller may dispose of such records if allowed by applicable Laws if they give the Purchaser 60 days’ notice of such intended disposal and an opportunity to procure such records from the Seller prior to such intended disposal.

Section 7.2 Corporate Name. After the Closing, and without limiting Section 7.6, the Seller shall cease using the “Focus” and “??” trade names and the other tradenames previously used in the Business or otherwise included within the Intellectual Property, or any tradenames similar to the foregoing, and without limiting the foregoing shall cease using any domain names previously used in connection with the Website, including www.focus.com.cn www.focus.cn, house.focus.cn, and home.focus.cn, or any domain names similar to the foregoing.

Section 7.3 Closing and Post-Closing Obligation for Certain Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing applicable to the Transfer of the Share (excluding, in any event, income taxes of the Purchaser) will be borne by the Seller.

Section 7.4 Company Tax Returns. The parties will reasonably cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof). The Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with respect to the Company through the Closing Date. The Seller will pay all Taxes (or, if applicable, reimburse the Purchaser for the payment of such Taxes) attributable to taxable periods of the Company ending on or before the Closing Date or with respect to the allocable portion of any taxable period of the Company that includes but does not end on the Closing Date.

For purposes of this Agreement, (i) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof; (ii) ”Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and (iii) “Income Tax” or “Income Taxes” means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, capital gains, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof.

Section 7.5 Pre-Closing Employee Obligations. The Seller shall, at or promptly following Closing, pay or perform, or procure the Company or any Predecessor Company to pay or perform, all Employee Obligations (as defined below) incurred by the Company or Predecessor Company prior to the Closing, or, if applicable, reimburse the Purchaser for the payment of such Employee Obligations. As used above, the term “Employee Obligations” means any and all obligations or Liabilities of the Company or any Predecessor Company, or any Affiliate thereof, incurred in connection with the Business and to any Person (including any Governmental Entity) with respect to the employment or prior employment of any Person by the Company or any Predecessor Company,

or any Affiliate thereof, whether arising under applicable Laws or otherwise, including without limitation any such obligations or Liabilities with respect to accrued salary, vacation or sick pay, or severance, “stay-pay,” or other benefits; provided, however, that Employee Obligations shall not include amounts due to any Person as a result of his or her equity ownership in the Seller including amounts due pursuant to the Incentive Plan (as defined below) or as a result of any action or inaction by any party after the Closing.

Section 7.6 Non-Competition.

(a) Covenant Not to Compete. Absent the prior written consent of the Purchaser, the Seller shall not (and the Seller shall take any and all reasonable actions to ensure that its Affiliates do not): for a period of five years after the Closing Date (1) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise in the People’s Republic of China that which owns or operates a vertical real estate-related internet portal or otherwise competes with the Business as it exists as of the Closing Date; or (2) directly or indirectly solicit, induce or attempt to induce any person employed by the Purchaser or the Company to enter the employ of Seller or any other person or entity.

Without limiting the foregoing, the Seller shall ensure that within 30 days following the Closing, Mr. Yu Gong will no longer have any record or beneficial ownership in the Seller or any of its Affiliates (provided that the foregoing period shall be 93 days with respect to any options to acquire shares in the Seller or any of its Affiliates).

The Seller shall not (and the Seller shall take any and all reasonable actions to insure that its Affiliates do not) at any time after the Closing, copy, divulge, or permit to be divulged to others, or use in any way any Proprietary Information (as defined below) except (a) in accordance with the Purchaser’s prior written authorization, or (b) as may be required by applicable Laws, but only after the Seller has given the Purchaser reasonable advance notice that the Seller has been ordered by a Governmental Entity to make such disclosure and describing the circumstances surrounding such required disclosure and the Purchaser has had a reasonable opportunity thereafter to petition such government entity for in camera treatment, or other appropriate safeguards against the dissemination beyond or by such Governmental Entity, of the information so ordered disclosed.

As used herein, the term “Proprietary Information” shall mean:

(i) All inventions, discoveries, ideas, research, engineering methods, practices, processes, systems, formulae, designs, products, projects, improvements and developments owned or used by any Business Entity (on or prior to the Closing Date) or the Purchaser, or which otherwise are included in the Assets, and which are not lawfully in the public domain; and

(ii) All client and customer lists, pricing information and trade secrets owned or used by any Business Entity (on or prior to the Closing Date), or which otherwise comprise Assets; all data bases used in the Business, and any other material data, information, documents or forms pertaining to the financial condition, business affairs or prospects of any Business Entity (as of the Closing Date), or which otherwise comprise Assets; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection. Notwithstanding the foregoing, the term “Proprietary Information” shall not include any of the foregoing information or materials (A) that have become generally known to the public through no wrongful act of the Seller or any of its Affiliates; (B) that have been lawfully received by the Seller from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality; or (C) that are independently developed by the Seller without use of any Proprietary Information.

(b) Equitable Relief. The Seller and the Purchaser each acknowledge that any breach of the covenants contained in Section 1.6(a) would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate. The Seller and the Purchaser each acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser shall be entitled to injunctive relief and other equitable relief to prevent a breach of any such covenant.

(c) Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.6 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 7.6 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

Section 7.7 Further Assurances. At any time and from time to time, Seller, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VIII

Pre-Closing Covenants

Section 8.1 Covenants Regarding Closing Conditions. The parties shall use their respective reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Article IX. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their respective reasonable efforts promptly to obtain, (1) such consents, waivers, releases, authorizations and approvals from such Governmental Entities as shall be necessary to permit the consummation of the Contemplated Transactions; (2) such consents, waivers, valuations, authorizations and approvals as may be required under the Seller’s charter documents or organizational documents; and (3) such consents, waivers, releases, authorizations and approvals from such third parties as shall be necessary to permit the consummation of the Contemplated Transactions.

Section 8.2 Access and Investigation. Prior to the Closing, upon reasonable notice from the Purchaser to the Seller given in accordance with this Agreement, the Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of the Company, so as to afford the Purchaser a reasonable opportunity to make, at Purchaser’s sole cost and expense, such additional review, examination and investigation of the Company, the Assets, the Business and the Share as the Purchaser may reasonably desire to make. The Seller shall instruct its accountants and advisers to reasonably cooperate with the Purchaser and to provide the Purchaser with reasonable access to such accountants (including their work papers to the extent available to the Seller) and advisers, all at Purchaser’s cost and expense.

Section 8.3 Operation of the Business. From the date of this Agreement through the Closing Date, except as otherwise expressly provided in or contemplated by this Agreement or waived or consented to by Purchaser in writing (which consent shall not be unreasonably withheld or delayed), the Seller shall cause the Company to:

(a) conduct the Business only in the ordinary course of business, consistent with past practices (“Ordinary Course of Business”);

(b) use their commercially reasonable efforts to: (i) keep available the services of the current officers, employees and agents of the Company, and (ii) maintain the relations and goodwill with suppliers, customers, landlords, creditors and others having material business relationships with the Company;

(c) confer with the Purchaser concerning operational and financial matters regarding the Business which are of a material nature, it being understood that, notwithstanding anything to the contrary herein, that the Company shall have sole authority to operate the Business until the Closing;

(d) maintain all leased and owned real property comprising any of the Assets in accordance with the Ordinary Course of Business;

(e) refrain from approving any new capital expenditure or other financial commitment in excess of $25,000;

(f) refrain from disposing of or incurring, creating or assuming any Lien on any individual capital asset of the Company or the Business if the greater of the book value or the fair market value of such capital asset exceeds $25,000;

(g) refrain from incurring any indebtedness for money borrowed (except trade payables incurred in the Ordinary Course of Business or intercompany borrowings) that constitutes a Liability of the Company in excess of $25,000;

(h) refrain from (1) amending its charter documents or organizational documents, (2) issuing, selling, redeeming or otherwise acquiring any capital stock, bonds, debentures, notes or other securities or grant any options (including any employee stock options), warrants or other rights entitling any person to require the issuance or delivery of any capital stock, bonds, debentures, notes or other securities, or (3) declaring, or setting aside for payment, any dividend to be paid subsequent to the Closing Date;

(i) refrain from entering into any material transaction with any Affiliate except on commercially reasonable terms and in the Ordinary Course of Business;

(j) refrain from granting material salary or wage increases, or changing or amending any benefit plan covering transferred employees in any way that materially changes the amount such employees are entitled to receive under such plan other than pursuant to existing salary and wage plans except in the Ordinary Course of Business and other than as required by applicable Law; and

(k) refrain from taking any action or otherwise omitting to take any action which would reasonably be expected to cause a breach of the Seller’s representations, warranties, covenants and agreements herein set forth.

Section 8.4 Notification. Between the date of this Agreement and the Closing, the Seller will promptly notify the Purchaser in writing if the Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 8.5 No Solicitation or Negotiation. The Seller will not, and it direct and cause the Company and any other Affiliate and any officer, director and employee of, or any investment banker, attorney or other advisor or representative of, the Seller or the Company or any Affiliate not to, directly or indirectly, engage in, solicit, initiate, or encourage any inquiries or proposals from any Person (other than the Purchaser) relating to any transaction involving the Transfer or sale of all or any part of the Shares, the Assets or the Business, other than sales of assets in the Ordinary Course of Business, or any merger, consolidation, business combination, or similar transaction involving the Company or the Business (any such transaction, a “Competing Transaction”) or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Competing Transaction.

Section 8.6 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of both parties, unless required by Law (in the reasonable opinion of outside counsel) or NASDAQ or SEC other Governmental Entity rule or regulation, in which case the parties shall use reasonable efforts to give the other the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

Section 8.7 Employee Transition. The Seller shall cooperate, and shall use commercially reasonable efforts to cause each Predecessor Company or other Affiliate to cooperate, with the Purchaser in order to transition all employees employed in the Business to the Company and listed on Schedule 8.7 hereto (the “BVI Employees”) the Seller shall effect the repurchase of such employee’s equity interests in the Company at or in connection with Closing. The Seller shall ensure that such transition and repurchase is effected in material compliance with all applicable Laws and in material compliance with any contractual or other obligations owing to any Governmental Entity or other Person.

Section 8.8 Listing of Parent Shares. Prior to the Closing, Parent will use reasonable best efforts to cause the Parent Shares to be issued pursuant to this Agreement to be authorized for listing on the Nasdaq National Market (or such other stock exchange or trading system on which Parent’s shares of common stock are then primarily trading).

Section 8.9 Bonus/Incentive Pool. Prior to Closing, the Seller shall cause Company to establish and administer a bonus/incentive pool for the benefit of certain of the employees of the Company (who are employed by the Company as of the Closing) in accordance with the terms and conditions of the Employee Incentive and Retention Plan attached hereto as Schedule 8.9 (the “Incentive Plan”). The Purchaser agrees that the Liabilities under said Incentive Plan (in the form so attached) shall be Approved Liabilities under Section 4.1, and acknowledges that the Company shall be free to terminate the Incentive Plan upon termination of this Agreement. The parties hereto acknowledge and agree that payments to be made under the Incentive Plan, and the Purchaser’s acceptance of the same as Approved Liabilities, do not reflect payment by the Purchaser or the Company for future services following the Closing, but rather reflect the current valuation of the business as being the total amount of the maximum payments due or to be due under the Incentive Plan plus the maximum amounts due or to be due under Section 2.1 hereof (and that the parties chose as a matter of convenience that the Company’s liabilities under the Incentive Plan would be Approved Liabilities as aforesaid, instead of the Purchaser paying the corresponding amounts under Section 2.1 and classifying such Incentive Plan liabilities as Unapproved Liabilities).

ARTICLE IX

Closing Conditions

The Purchaser’s obligation to purchase the Share and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

Section 9.1 Accuracy of Representations. Each of the Seller’s representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and accurate as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date) except for any failure to be true and correct that would not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect.

Section 9.2 Seller’s Performance. Each of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement or the Asset Purchase Contract at or prior to the Closing must have been duly performed and complied with in all material respects, and the Seller must have executed and delivered each of the documents required to be delivered by it hereunder, including under Section 3.2 and Schedule 3.2.

Section 9.3 No Injunction. Since the date of this Agreement, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or in any other Closing Document, including the Transfer of the Shares (collectively, the “Contemplated Transactions”).

Section 9.4 No Prohibition. The proposed Transfer of the Share contemplated hereunder will not contravene, or materially conflict with, or result in a violation of any applicable Law or Order.

Section 9.5 Consents and Other Closing Conditions. All of the matters described on Schedule 9.4 shall have been satisfied or waived by the Purchaser.

The Seller’s obligation to sell the Share and to take the other actions required to be taken by the Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

Section 9.6 Accuracy of Representations. Each of Parent and the Purchaser’s representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and correct as of the Closing Date as if made on the Closing Date except for any failure to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Parent’s or Purchaser’s ability to consummate its obligations pursuant to this Agreement on the other Closing Documents.

Section 9.7 Performance. Each of the covenants and obligations that Parent or the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and Parent and the Purchaser must have executed and delivered each of the documents required to be delivered by it hereunder.

Section 9.8 No Injunction. Since the date of this Agreement, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions.

Section 9.9 Sufficient Funds. Parent shall have sufficient funds (or access to sufficient funds) available to it to fulfill its obligations under Section 2.1 of this Agreement.

ARTICLE X

Termination Rights

Section 10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by either the Purchaser or Seller, if any court of competent jurisdiction or any governmental, administrative, or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transfer of the Share;

(c) by either the Purchaser or the Seller if the other party breaches in any material respect its representations and warranties or other agreements or covenants herein such that the condition set forth in Sections 9.1 or 9.2 or Sections 9.6 or 9.7 (as appropriate) cannot be satisfied within 10 days following receipt of notice of a breach from the non-breaching party; or

(d) by either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2003 or such later date as the parties may agree upon.

Section 10.2 Procedures for Termination. In the event of termination by the Seller or the Purchaser pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party in accordance with Section 11.8, and the Contemplated Transactions shall be terminated without further action by any party.

Section 10.3 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.5 (No Solicitation or Negotiation), 8.6 (Publicity) and Section 11.7 (Expenses) of this Agreement will survive notwithstanding such termination, provided that said Section 8.5 shall survive for 18 months following such termination; unless the Seller terminates this Agreement pursuant to Section 10.1(b), (c), or (d) in which case said Section 8.5 shall terminate upon such termination, provided, however, that nothing in this Section 10.3 shall be deemed to adversely affect any terminating party’s right to pursue all legal remedies available to such party or to release any party from any liability for any willful breach of this Agreement prior to such termination, which remedies and liability shall survive such termination.

ARTICLE XI

Miscellaneous

Section 11.1 Entire Agreement; Amendment. This Agreement (including the attached schedules) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the attached schedules) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement.

Section 11.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

Section 11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser after the Closing Date but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it or Parent of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 11.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 11.6 Waiver. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 11.7 Expenses. Except as otherwise specifically provided for in this Agreement, the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

Section 11.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid and return receipt requested:

If to the Seller, at the following address:

Asia B2B Online Inc.

8 Bei Chen East Avenue,

Hui Bin Tower, Suite B0916,

Chaoyang District, Beijing 100101, PRC

Attn: Chief Executive Officer

with a copy to each of:

Wilson Sonsini Good & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attn: Issac J. Vaughn

And

Maples and Calder

P.O. Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

Attn: Gareth Griffiths

If to the Purchaser, to:

c/o Sohu.com Inc

15/F Tower 2 Bright China Chang An Building

7 Jianguomen Nei Avenue

Beijing, China

100005

Attn: Derek Palaschuk, Chief Financial Officer

with a copies to each of:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn: Daniel R. Avery, Esq.

And

TransAsia Lawyers

Suite 3718 China World Tower 1

1 Jianguomenwai Avenue

Beijing 100004

China

Attn: Philip Qu, Esq.

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail return receipt requested shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the day of delivery as set forth on such return receipt. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

Section 11.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 11.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 11.11 “Knowledge”. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Seller, the “knowledge” so referred to shall be deemed to be (a) the actual knowledge of each of Bo Wu and Yu Gong, and (b) the knowledge that any such person would reasonably be expected to acquire in the prudent discharge of his or her duties with respect to the Company or any Predecessor Company.

Section 11.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 11.13 Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by

three arbitrators appointed in accordance with the said Rules (the “Arbitrators”). The arbitration shall be conducted by the Arbitrators in English and shall be held in Beijing, PRC. Each party hereby submits to the jurisdiction of the Arbitrators, and expressly and irrevocably waives any claim or defense based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis with respect to such arbitration.

Section 11.14 Indemnification: Survival of Representations and Warranties.

(a) Indemnification by Seller. The Seller hereby agrees to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or result from:

(i) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Seller or its Affiliates contained in this Agreement, including without limitation in the Disclosure Schedule, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Seller pursuant to this Agreement or any of the Closing Documents or in connection with the transactions contemplated hereby or thereby;

(ii) any claim by any person (other than the Company) claiming any rights to any of the consideration payable or issuable pursuant to Section 2.1;

(iii) any Liabilities of the Company or its Affiliates other than the Approved Liabilities; or

(iv) without limiting the generality of the preceding clauses (i), (ii) and (iii), (a) the operation of the Business prior to the Closing, whether by the Company or either Predecessor Company or otherwise; and (b) any Taxes attributable to the Business for all periods prior to Closing, and all other Taxes of the Seller or its Affiliates; in each case under the foregoing sub-clauses (a) and (b), inclusive, but excluding, for purposes of sub-clause (a) of this clause (iv), the Approved Liabilities;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or resulting from any of the foregoing clauses (i) through (iv), inclusive, of this Section 11.14(a), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses;” provided, however, that the Seller shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty pursuant to Section 11.14(a)(i) unless and until the Purchaser’s Losses paid, incurred, suffered or accrued by the Purchaser on account of all such breaches of representations and warranties exceed $100,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification including such original $100,000; provided further, however, that the foregoing proviso shall not apply to the Seller’s representations and warranties under Sections 5.1(a), 5.1(f)(ii) and 5.1(k), respectively (collectively, the “Major Representations”).

(b) Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or result from any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement, or any other Closing Document or in connection with the transactions contemplated hereby or thereby (collectively, the “Seller’s Losses”).

(c) Survival of Representations and Warranties. The Seller’s representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties under Section 11.14(a)(i), shall survive the Closing and shall expire and terminate on the date which is one (1) year following the Closing (the “Termination Date”); provided however, that notwithstanding the foregoing or anything else to the contrary herein, the Major Representations and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on the Termination Date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchaser’s Losses. Notwithstanding the foregoing, the termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in writing received by the other party prior to the expiration of the applicable survival period provided pursuant to notice in accordance with the terms of this Section 11.14.

(d) Limitation on Indemnification Liability in Certain Cases. The maximum aggregate liability of the Seller under Section 11.14(a)(i) for any one or more breaches of the Seller’s representations or warranties under Article V of this Agreement shall be $1,920,000; provided, however, that such limitation on the liability of the Seller shall not apply to, and there shall be no limit to the liability of the Seller to the Purchaser or its Affiliates under Section 11.14(a) on account of any breach of (1) the Major Representations or (2) the Seller’s covenants or other agreements under this Agreement; and provided further that if the Closing occurs the foregoing $1,920,000 amount shall be reduced dollar-for-dollar if and to the extent that the Purchaser or its Affiliates recover any amounts from the Predecessor Companies on account of claims against the Predecessor Companies brought under Article 10 of the APC (as defined below), excluding for purposes of this proviso claims against the Predecessor Companies on account of breaches of the representations and warranties set forth within Article 8.1 of the APC and/or claims with respect to any covenants or agreements of the Predecessor Companies to be performed following the date hereof pursuant to the APC.

As used herein, the term “APC” means that certain Asset Purchase Agreement dated on or about the date hereof between the Company and the Predecessor Companies.

The Purchaser also agrees that from and after the Closing, the figure of $1,920,000 set forth in Article X of the APC shall be deemed to be reduced dollar-for-dollar if and to the extent that

Purchaser’s Losses are paid to the Purchaser under this Agreement on account of a breach of the Seller’s representations and warranties under Section 14(a)(i) of this Agreement, provided no such reduction shall be made on account of any breach of (1) the Major Representations or (2) the Seller’s covenants or other agreements under this Agreement, and the Purchaser agrees that it shall cause the Company to honor any such deemed reduction under the APC.

(e) Procedures.

(i) In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 11.14, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 11.14(e)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 11.14(e)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Seller’s Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Seller’s Losses, if the Indemnitee is a Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, (A) if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee indicating that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or (B) if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s Losses or Seller’s Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Seller’s Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Seller’s Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchaser’s Losses or Seller’s Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Seller’s Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Seller’s Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Seller’s Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Seller’s Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 90 days after the date of such invoice.

(f) Exclusivity of Remedies. Except in the event of fraud or intentional wrong-doing, each party’s sole remedy for breach by the other party of this Agreement shall be to bring a claim for indemnification with respect to such breach pursuant to this Section 11.14, subject to the terms and limitations of this Section 11.14.

Section 11.15 Escrow and Related Provisions.

(a) Escrow Assets. The Escrow Cash is being held by the Purchaser to secure the Escrow Obligations (as defined below). The Purchaser shall disburse the Escrow Cash to the Seller on the Cash Release Date provided, however, that if prior to any such release date the Purchaser has notified the Seller of any matters in respect to which indemnification or other rights or remedies are available to the Purchaser under Article 8.1, then the Purchaser shall withdraw and retain permanently that amount of such Escrow Cash equal to the amount of Purchaser’s Losses (and defined below) incurred or to be incurred (as reasonably determined by the Purchaser) on account of such matters. Interest, if any, payable on Escrow Cash held in interest-bearing accounts shall become part of and comprise Escrow Cash.

(b) Certain Definitions. As used herein, (a) the term “Escrow Obligations” shall mean any and all indemnification obligations of the Seller to the Purchaser under this Agreement, and (b) the term “Cash Release Date” means the date which is thirty (30) days following the Closing Date.

(c) Mr. Yu Gong Payments. In addition to the foregoing, and without limiting any rights of the Purchaser against the Seller under Section 11.14, the parties acknowledge that the Purchaser may offset, against any Purchasers’ Losses, the amount of any cash or shares of the Parent’s Common Stock otherwise payable to Mr. Yu Gong under the Incentive Plan which is equal to 19.15% of such Purchaser’s Losses, it being the intent of the parties that as to any given Purchaser’s Losses, the Purchaser’s offset right with respect to such cash or shares payable to Mr Yu Gong shall be limited to 19.15% of such Purchaser’s Losses. Mr. Yu Gong is executing a Joinder to this Agreement to evidence his consent and acceptance of this Section 11.15(c).

Section 11.16 Certain Definitions and Interpretive Matters.

(a) Certain Definitions. The following terms shall have the following meanings:

(i) “Affiliate” has the meaning given to that term in Rule 12b-2 of Regulation 12B under the United States Securities Exchange Act of 1934, as amended, and, when used with respect to the Company, shall include, in any event, each Predecessor Company.

(ii) “Approved Commitment” means each Commitment of the Company or any Predecessor Company listed on Part I of Schedule 5.1(D).

(iii) “Assets” means all of the properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located, of (a) the Company; or (b) the Predecessor Companies (in the case of this clause (b), to the extent relating to the Business).

(iv) “Business” means the activities of operating and owning the Website, and activities relating or ancillary to the Website (including without limitation selling advertising space on or through, or usage rights to, the Website), as carried on by the Company and/or the Predecessor Companies prior to the date hereof.

(v) “Commitments” means all contracts, agreements, other rights of a contractual nature and franchises.

(vi) “Governmental Entity” means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(vii) “Intellectual Property” means all licenses, patents, copyrights, designs and drawings, engineering documents, technical manuals, patterns, processes, formulae, know-how,

trade secrets, trademarks, service marks, trade names, inventions and discoveries (whether patentable or not), and any computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, developer notes, comments and annotations, and other similar rights of the Company, and all applications therefor and registrations thereof, including without limitation and all other Proprietary Information of the Company, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing. Without limiting the generality or effect of the foregoing, the Intellectual Property includes the names “Focus” and “??” names, and all trademark and service mark rights relating to such names, if any, and includes the Website and the Website Domain Names, along with the rights (common law or otherwise), registrations and logos and goodwill relating thereto, if any, and to the design element and any variations or combinations thereof and the goodwill relating thereto.

(viii) “Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(ix) “Material Adverse Effect” means any fact, circumstance, event, change or effect that is materially adverse to (a) the Company, the Assets or the financial condition of the Business or (b) the ability to operate the Business as operated by the Company as of the Closing Date.

(x) “Person” means any person, company, corporation, joint venture, partnership, legal association, or other entity, including any Governmental Entity;

(xi) “Predecessor Company” means each of Beijing Asia B2B Online, Inc., a wholly foreign-owned limited liability company established and existing under the laws of the PRC; and Beijing Happy Express Online, Inc., a domestic limited liability company established and existing under the laws of the PRC;

(xii) “PRC” means the Peoples’ Republic of China.

(xiii) “Schedule” or “Disclosure Schedule” shall mean the Schedules, inclusive, attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

(xiv) “SEC” means the Securities and Exchange Commission.

(xv) “Unapproved Commitment” means each Commitment of the Company or any Predecessor Company not listed on Part I of Schedule 5.1(D).

Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the United States Generally Accepted

Accounting Principles, consistently applied (“US GAAP”), (ii) ”or” is disjunctive but not necessarily exclusive, and (iii) all references to “$” or dollar amounts mean lawful currency of the United States of America.

(b) Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

[Signatures Begin On Next Page]

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first set forth above.

Purchaser: SOHU.COM LIMITED

/s/ Derek Palaschuk

By: Derek Palaschuk Its: Treasurer and Director

Seller: ASIA B2B ONLINE, INC.

/s/ Bo Wu

By: Bo Wu Its: Chairman

JOINDERS

Joinder 1

The undersigned SOHU.COM INC., a Delaware corporation (the “Guarantor”) does hereby guarantee, to ASIA B2B ONLINE, INC. (the “Seller”) the full and punctual discharge or payment, as the case may be, of those obligations and covenants of the Guarantor’s direct or indirect subsidiary, SOHU.COM LIMITED, a company incorporated in the Cayman Islands, under Sections 2.1, 3.2, 4.1, 4.2, 6.1(c) and (d), 8.1, 8.8. 8.9, 11.14 and 11.15 of the Focus Stock Purchase Agreement between the Seller and the Purchaser dated November 18, 2003.

This Joinder shall be affixed to, and shall be part of and subject to, the aforementioned Focus Stock Purchase Agreement. Without limiting the generality of the foregoing, the provisions of Sections 11.9 and 11.13 of such Focus Stock Purchase Agreement shall be applicable to this Joinder.

Executed as of this 18th day of November, 2003.

SOHU.COM INC.

By:	/s/ Derek Palaschuk

Name: Derek Palaschuk Title: Senior Vice President and Chief Financial Officer

Joinder 2

The undersigned Yu Gong, a resident of the PRC, does hereby agree to and acknowledge, and does hereby agree to be fully bound by, Section 11.15(c) of the Focus Stock Purchase Agreement between the Seller and the Purchaser dated November 18, 2003.

This Joinder shall be affixed to, and shall be part of and subject to, the aforementioned Focus Stock Purchase Agreement. Without limiting the generality of the foregoing, the provisions of Sections 11.9 and 11.13 of such Focus Stock Purchase Agreement shall be applicable to this Joinder.

Executed as of this 18th day of November, 2003.

/s/ Yu Gong

Yu Gong

List of Schedules

Schedules Omitted in Accordance With Item 601(b)(2) of Regulation S-K

•	Schedule 3.2—Closing Deliverables
•	Schedule 4.1—Approved Liabilities
•	Disclosure Schedule
•	Schedule 8.7—BVI Employees
•	Schedule 8.9—Form of Incentive Plan
•	Schedule 9.4—Additional Closing Conditions

Sohu.com Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request; provided however, that Sohu.com Inc. may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.